Filed Pursuant To Rule 433

Registration No. 333-209926

August 17, 2016

Gold as a Strategic Asset

George Milling-Stanley

Head of Gold Strategy

Q3’ 2016

This material is solely for the private use of US Trust and is not intended for public dissemination. All the information contained in this presentation is as of date indicated unless otherwise noted.

Table of Contents

1. Gold Price

2. Internal Dynamics

3. Gold exposure by Investors

4. Strategic Arguments

5. Gold versus Competing Asset Classes

6. Call to Action

Appendix

Appendix A: Important Disclosures

The material contained in this presentation is current as of the presentation date, unless otherwise indicated.

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Gold Price: Recent History 2001 to 2010

Gold Spot $/Oz

$1,600 11/09/2010 $1,421.00

12/30/2003 $1,400 $416.25

3/17/2008 $1,011.25 5/12/2006 $1,200 $725.00

12/27/2002 $1,000 $349.30

12/02/2004 $800 $454.20

4/02/2001 12/02/2009 $255.55 $1,212.50 $600

$400 11/08/2007 $841.10 12/12/2005 $200 $536.50

$0

1/2/2001 1/2/2002 1/2/2003 1/2/2004 1/2/2005 1/2/2006 1/2/2007 1/2/2008 1/2/2009 1/2/2010

Source: Bloomberg Finance, L.P., State Street Global advisors. As of December 30, 2010.

Past performance is not a guarantee of future results.

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Gold Price: What Happened in 2011

Gold Spot $/Oz

$1,950

8/22/2011 9/06/2011 $1,850 $1,877.50 $1,895.00 2/21/2011 07/26/2011 $1,750 $1,406.45 $1,619.32

$1,650

1/07/2011 $1,369.54 $1,550 8/10/2011 $1,772.00 $1,450

4/20/2011 $1,350 $1,502

$1,250

Source: Bloomberg Finance, L.P., State Street Global advisors. As of December 31, 2011.

Past performance is not a guarantee of future results.

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Gold Price: What Happened Next?

Gold Spot $/Oz

$1,900

$1,800 1/02/2013 12/17/2016 $1,693.75 $1,049.40 3/14/2014 $1,700 $1,385.00

5/03/2016 $1,600 6/28/2013 $1,294.00 $1,192.00 10/04/2012 1/22/2015 $1,500 $1,791.75 $1,295.75

$1,400 7/24/2015 5/30/2012 $1,080.80 $1,300 $1,540.00

$1,200

11/05/2014 $1,100 $1,142.00

$1,000

1/3/2012 3/3/2012 5/3/2012 7/3/2012 9/3/2012 11/3/2012 1/3/2013 3/3/2013 5/3/2013 7/3/2013 9/3/2013 11/3/2013 1/3/2014 3/3/2014 5/3/2014 7/3/2014 9/3/2014 11/3/2014 1/3/2015 3/3/2015 5/3/2015 7/3/2015 9/3/2015 11/3/2015 1/3/2016 3/3/2016 5/3/2016

Source: Bloomberg Finance, L.P., State Street Global advisors. As of July 31, 2016.

Past performance is not a guarantee of future results.

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Internal Dynamics

Historical Data for Gold Demand

6,000.0 5,000.0 4,000.0 3,000.0 2,000.0 1,000.0

0.0 -1,000.0

-2,000.0

2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 H1’16

Jewellery Total bar and coin invest. ETFs and similar Technology Central banks

Source: Thomson Reuters GFMS, World Gold Council. As of June 30, 2016.

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Internal Dynamics

Official Gold Holdings by Central Banks

Ranking Country Tonnes% of reserves Ranking Country Tonnes% of reserves

1	United States 8,133.5 76% 21 Kazakhstan 238.2 33%
2	Germany 3,378.2 70 22 Belgium 227.4 38
3	IMF 2,814.0 — 23 Philippines 196.0 10
4	Italy 2,451.8 69 24 Venezuela 194.0 64
5	France 2,435.8 65 25 Algeria 173.6 5
6	China 1,823.3 2 26 Thailand 152.4 4
7	Russia 1,498.7 16 27 Singapore 127.4 2
8	Switzerland 1,040.0 7 28 Sweden 125.7 9

9 Japan 765.2 3 29 South Africa 125.2 11

10	Netherlands 612.5 63 30 Mexico 121.1 3
11	India 557.8 6 31 Libya 116.6 6
12	ECB 504.8 28 32 Greece 112.7 63
13	Turkey 474.4 17 33 Korea 104.4 1
14	Taiwan 422.7 4 34 BIS 104.0 —
15	Portugal 382.5 71 35 Romania 103.7 11
16	Saudi Arabia 322.9 2 36 Poland 102.9 4
17	United Kingdom 310.3 9 37 Iraq 89.8 7
18	Lebanon 286.8 24 38 Australia 79.9 7
19	Spain 281.6 20 39 Kuwait 79.0 10
20	Austria 280.0 45 40 Indonesia 78.1 3

Source: IMF IFS, World Gold Council

As of June 30, 2016.

Holdings are as of the date indicated, are subject to change, and should not be relied upon as current thereafter.

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Internal Dynamics

Gold Supply Trends

5,000 4,000 3,000 2,000 1,000 0

(1,000)

2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 1H2016

Mine production Net producer hedging Recycled gold

Source: Thomson Reuters GFMS, World Gold Council. As of June 30, 2016.

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Investors have Almost Zero Exposure to Gold

Size of Global Markets*

Source: BIS, Thomson Reuters GFMS, Hedge Fund Research, Preqin, World Federation of Exchange, World Gold Council.

* Estimates include the global market capitalization of all publicity traded stocks and REITs; the total value of outstanding bonds and money market instruments; total open interest on major commodity futures plus above ground stocks of precious metals; the assets under management of private equity and hedge funds; and private holdings of gold bullion.

Central bank holdings of gold and bonds were excluded. For illustrative purposes only.

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Gold has Historically had Low Correlation Relative to most Assets in the Long Run

10 Year Correlation

Equities Fixed Income Commodities

NIKKEI 225 -0.17 S&P GSCI Livestock

Barclays Treasury Bill 0.32 0.05

Barclays Global Agg

MSCI ACWI 0.13 0.41 S&P GSCI Industrial 0.31 Corporate

Straits Times Index 0.20 Barclays Euro Corp 0.15 S&P GSCI Agriculture 0.37

MSCI EM Barclays US Corp HY 0.16 Brent Crude Oil 0.17 0.27

Barclays EM Local Curr S&P GSCI Energy

0.41 0.30 S&P 500 0.04 Govt

Barclays US Agg 0.41 S&P GSCI 0.38 HANG SENG 0.22

-1.000-0.5000.000 0.500 1.000 -1.00 -0.50 0.00 0.50 1.00 -1.00 -0.50 0.00 0.50 1.00

Data ending June 30, 2016.

Source: Bloomberg Finance, L.P., State Street Global advisors.

The correlation coefficient measures the strength and direction of a linear relationship between two variables.

It measures the degree to which the deviations of one variable from its mean are related to those of a different variable from its respective mean.

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Gold’s Correlation to Asset Classes has Historically Decreased During Economic Contractions

Gold’s correlation to other assets during expansions and contractions since 1990

0.50

0.40

0.30

0.20

0.10

0.00 -0.10 -0.20 -0.30

-0.40

Contraction Expansion Contraction Expansion Contraction Expansion Jul 1990 to Mar 1991 Mar 1991 to Mar 2001 March 2001 to Nov 2001 Nov 2001 to Dec 2007 Dec 2007 to Jun 2009 Jun 2009 to current

S&P GSCI MSCI ACWI S&P 500 MSCI EM

Source: Bloomberg Finance, L.P., State Street Global Advisors. Data as of June 30, 2016.

Expansion and contractions as per the National Bureau of Economic Research (NBER). Correlations are calculated based on USD returns.

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Gold’s Volatility Historically has Tended to be Lower than

Major Indices

Annualized Volatility Comparison (USD %)

3mth 6 mth 12 mth 3 Years 5 Years 10 Years (%) (%) (%) (%) (%) (%)

Gold 35.87 23.34 19.09 16.36 18.84 19.30

S&P 500 Index 3.50 9.65 14.95 11.02 12.04 15.54 Strait Times Index 8.47 10.41 19.01 12.80 14.07 19.52 Hang Seng Index 2.70 15.08 22.64 18.03 20.55 23.14 MSCI Emerging Markets Index 17.69 21.18 21.62 16.61 19.14 24.13 Nikkei 255 Index 33.01 23.59 23.64 18.33 19.02 21.10 MSCI ACWI 1.54 11.36 16.07 11.63 13.71 17.39 CSI 300 Index 2.20 19.41 33.94 30.11 28.19 34.82 S&P GSCI Index 5.03 14.67 20.01 21.12 20.20 24.40

Gold 30 Days Rolling Annualized Volatility (USD %)

60.00 50.00 40.00 30.00 20.00 10.00

0.00

6/30/2006 6/30/2007 6/30/2008 6/30/2009 6/30/2010 6/30/2011 6/30/2012 6/30/2013 6/30/2014 6/30/2015 6/30/2016

Data as of June 30, 2016.

Source: Bloomberg Finance, L.P., State Street Global advisors.

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Gold’s Volatility versus Top 10 Mostly Traded Stocks

1	Year Volatility

40

34.5

35

31.67

30 28.93

28.28 26.12

24.84

25

21.84

20

17.35 16.69

16.13

14.93

15 10 5

0

SPDR Gold Apple Alphabet Microsoft Berkshire Exxon Mobil Amazon Facebook Johnson & General At&T Shares Hathaway Johnson Electric

Source: Bloomberg Finance, L.P., State Street Global advisors. Time Period from July 31, 2015 – July 31, 2016.

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Performance of Gold Under Different Inflation Scenarios

Source: Bloomberg Finance, L.P., State Street Global advisors. As of December 31, 2015

*	Inflation computed using annual US CPI year-on-year changes between 1970 and 2015.

** For each year on the sample, real return = (1+nominal return)(1+inflation)-1.

Past performance is not a guarantee of future results.

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Gold has Historically Provided a Hedge Against Currency Depreciation

10 year correlation versus other major currencies 10 year historical correlation of -0.42 versus The Dollar Index

2,000 130.00

Swiss Franc -0.40

1,800

1,600 120.00

Canadian -0.36

1,400 110.00

Japanese Yen -0.41 1,200

1,000 100.00

British Pounds 0.20 800

600 90.00

Euro 0.35

400 80.00 200

Australian Dollar 0.41

0 70.00 -1.00 -0.50 0.00 0.50 1.00 1/3/2000 1/3/2001 1/3/2002 1/3/2003 1/3/2004 1/3/2005 1/3/2006 1/3/2007 1/3/2008 1/3/2009 1/3/2010 1/3/2011 1/3/2012 1/3/2013 1/3/2014 1/3/2015 1/3/2016

Correlation

Gold (LHS) Dollar Index (RHS)

Data ending June 30, 2016.

Source: Bloomberg Finance, L.P., State Street Global advisors.

The correlation coefficient measures the strength and direction of a linear relationship between two variables.

It measures the degree to which the deviations of one variable from its mean are related to those of a different variable from its respective mean.

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The Call to Action

Gold is building a base at four times the price before level at turn of the century Investors are either underweight in gold, or they have abandoned gold altogether We believe this presents an opportunity to start rebuilding strategic allocations

2000

1800

$1,126.00 is 4x the price in

1600

1/4/2000

1400

1200

1000

1/4/2000 800 $281.50

600 400 200 0

Source: Bloomberg Finance, L.P., State Street Global advisors. As of July 31, 2016.

1/4/2000 = $281.50 7/31/2016 = $1,342.00

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Standardized Performance

SPDR® Gold Shares performance as of June 30, 2016

Since Inception

1	Month QTD YTD 1 Year 3 Year 5 Year 10 Year 11/18/2004

NAV 8.93% 6.67% 24.10% 12.34% 3.06% -2.97% 7.53% 9.44% Market Value 9.03% 7.55% 24.70% 12.59% 2.02% -2.82% 7.52% 9.35% LBMA Gold Price PM 8.96% 6.77% 24.60% 12.79% 3.47% -2.58% 7.96% 9.88%

Performance quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, so you may have a gain or loss when shares are sold. Current performance may be higher or lower than that quoted. Visit spdrs.com for most recent month-end performance.

The market price used to calculate the Market Value return is the midpoint between the highest bid and the lowest offer on the exchange on which the shares of the Fund are listed for trading, as of the time that the Fund’s NAV is calculated. If you trade your shares at another time, your return may differ.

Effective March 20, 2015, the SPDR Gold Trust (GLD) adopted the LBMA Gold Price PM as the reference benchmark price of gold in calculating the Net Asset Value (NAV) of the Trust. Prior to that date, the Trust used the London PM Fix as the reference benchmark price in calculating the NAV.

Gross Expense Ratio: 0.40%

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Appendix A: Important Disclosures

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Important Disclosures

FOR INVESTMENT PROFESSIONAL USE ONLY. Not for use with the public

Source: MSCI. The MSCI data is comprised of a custom index calculated by MSCI for, and as requested by, SSGA. The MSCI data is for internal use only and may not be redistributed or used in connection with creating or offering any securities, financial products or indices. Neither MSCI nor any other third party involved in or related to compiling, computing or creating the MSCI data (the MSCI Parties) makes any express or implied warranties or representations with respect to such data (or the results to be obtained by the use thereof), and the MSCI Parties hereby expressly disclaim all warranties of originality, accuracy, completeness, merchantability or fitness for a particular purpose with respect to such data. Without limiting any of the foregoing, in no event shall any of the MSCI Parties have any liability for any direct, indirect, special, punitive, consequential or any other damages (including lost profits) even if notified of the possibility of such damages.

The S&P 500 Index is a product of S&P Dow Jones Indices LLC (SPDJI), and has been licensed for use by SSGA. Standard & Poor’s, S&P and S&P 500 are registered trademarks of Standard & Poor’s Financial Services LLC (S&P).

Source: Barclays POINT/Global Family of Indices.© 2016 Barclays Inc. Used with permission.

All the index performance results referred to are provided exclusively for comparison purposes only. It should not be assumed that they represent the performance of any particular investment.

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Important Disclosures

Investing in commodities entails significant risk and is not appropriate for all investors.

Important Information Relating to SPDR Gold Trust:

The SPDR Gold Trust (“GLD®”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 1-866-320-4053.

GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.

GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time.

Investing involves risk, and you could lose money on an investment in GLD. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available by clicking here.

SPDR® is a registered trademark of Standard & Poor’s Financial Services LLC (“SPFS”) and has been sublicensed by S&P Dow Jones Indices LLC (“SPDJI” and together with its affiliates and SPFS, “S&P”) for use by State Street Global Advisors. No financial product offered by State Street Global Advisors, a division of State Street Bank and Trust Company, or its affiliates is sponsored, endorsed, sold or promoted by S&P. S&P makes no representation regarding the advisability of investing in such product(s) nor does S&P have any liability in relation thereto.

For more information: State Street Global Markets, LLC (marketing agent), One Lincoln Street, Boston, MA, 02111; T: 1 866 320 4053 spdrgoldshares.com

Web: www.ssga.com

© 2016 State Street Corporation — All Rights Reserved.

Tracking Code: IBG-19645

Expiration Date: October 31, 2016

Not FDIC Insured No Bank Guarantee May Lose Value

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Thank You!

George Milling-Stanley Head of Gold Strategy State Street Global Advisors

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SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.